Exhibit 99.1
CIRCOR International, Inc.
Colfax Fluid Handling
Unaudited Pro Forma
Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
CIRCOR International, Inc., a Delaware corporation (the “Company” or "CIRCOR"), entered into a Purchase Agreement dated September 24, 2017 (the “Purchase Agreement”) by and between Colfax Corporation, a Delaware corporation (“Colfax”), and the Company. Pursuant to the Purchase Agreement, the Company purchased the fluid handling business of Colfax (the “Business” or “Fluid Handling”) for consideration consisting of $542,000,000 in cash and 3,283,424 unregistered shares of common stock, par value $0.01 per share, of the Company. CIRCOR also assumed the pension liabilities of the Fluid Handling business. The acquisition closed on December 11, 2017. The cash consideration is subject to customary working capital adjustments. The Company financed the cash consideration through a combination of debt financing and cash on hand. Each of the Company and Colfax has agreed to customary representations, warranties and covenants in the Purchase Agreement. The representations and warranties survive for a period of 12 months after the acquisition, subject to specified exceptions. The Purchase Agreement also includes indemnification obligations of both the Company and Colfax in favor of the other party, including for breaches of representations, warranties and covenants included in the Purchase Agreement.
The following unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the financial position or results of operations of CIRCOR or Fluid Handling actually would have been if the acquisition of Fluid Handling by the Company had been completed for the period indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company after consummation of the acquisition.
Pro forma adjustments related to the unaudited pro forma condensed combined income statements give effect to certain events that are (i) directly attributable to the acquisition of Fluid Handling by the Company pursuant to the Purchase Agreement, (ii) factually supportable and (iii) expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information is based on a number of other assumptions and estimates and is subject to a number of uncertainties relating to the Fluid Handling acquisition and related matters, including, among other things, estimates, assumptions and uncertainties regarding (1) the estimated fair values of certain assets and liabilities acquired, which are sensitive to assumptions and market conditions, and (2) the amount of the intangible assets and goodwill that will arise from the acquisition.
Unaudited Pro Forma Condensed Combined Financial Information for CIRCOR International, Inc. and Fluid Handling
The following unaudited pro forma condensed combined financial information has been prepared by the Company’s management and gives pro forma effect to the completion of the acquisition by the Company of Fluid Handling pursuant to the Purchase Agreement for $685.8 million.
The consideration pursuant to the terms of the Purchase Agreement was $542.0 million in cash and 3.3 million unregistered shares of common stock, par value $0.01 per share, of the Company valued at $143.8 million at closing. The Company also assumed Fluid Handling’s pension liability estimated at $154.5 million. The consideration is subject to (i) a working capital adjustment, subject to certain limitations and (ii) decrease for certain transaction expenses of Fluid Handling. The cash consideration paid at closing on December 11, 2017 was approximately $555 million and included amounts paid at closing for estimated adjustments for Fluid Handling’s working capital and payment of certain transaction expenses. The Company funded the purchase price and payments at closing from borrowings under a new term loan and revolving credit agreement entered into by the Company and cash on hand.
The unaudited pro forma combined condensed statement of operations of CIRCOR and Fluid Handling for the year ended December 31, 2017 is presented as if the acquisition had taken place on January 1, 2017 and combines the historical results of operations of CIRCOR for the year ended December 31, 2017 with the historical results of operations of Fluid Handling for the period January 1, 2017 to December 10, 2017, giving effect to the financing under the term loan and revolving credit agreement.
The unaudited pro forma combined condensed consolidated statement of operations and related notes thereto should be read in conjunction with CIRCOR’s historical consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Company’s report on Form 8-K/A dated February 22, 2018, which contains additional pro forma information and the historical consolidated financial statements of Fluid Handling. Both of these reports have been filed with the Securities and Exchange Commission.

The acquisition is treated as a business combination, in accordance with ASC 805, Business Combinations (“ASC 805”). Accordingly, CIRCOR calculated the fair value of the net assets acquired and consideration transferred. The consideration exceeded the fair value of net assets acquired resulting in CIRCOR recording goodwill equal to the excess consideration. In the Company’s December 31, 2017 Form 10-K, the consideration transferred by the Company to acquire Fluid Handling has been allocated to the assets acquired and liabilities assumed based upon the Company’s preliminary estimate of their respective fair values as of the date of the acquisition.
Final fair value allocations have not been completed and will continue to be refined based upon certain valuations and other studies after the closing date of the acquisition. Accordingly, the pro forma adjustments relating to the purchase price allocation are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value and changes in the acquired working capital. Thus, the final purchase price allocation may differ in material respects from that presented in the unaudited pro forma condensed combined financial information.  The unaudited pro forma condensed combined statement of operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on the assets acquired.
The unaudited pro forma combined condensed financial information conforms Fluid Handling’s accounting policies to those of CIRCOR. Fluid Handling’s financial information is prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
Items Not Reflected in the Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined income statements do not include the impacts of any revenue, cost or other operating synergies that may have resulted, or may result in the future, from the acquisition. Therefore, certain revenue and expense amounts will likely be different, both in total and as a percent of overall revenue and expense, in future periods even if the Company were to continue the exact same pricing, service scope, and customer levels as in the past.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2017
in thousands, except per share data

	Historical
	CIRCOR International	Fluid Handling (A)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net revenues	$661,710	$437,268	$—		$1,098,978
Cost of revenues	460,890	295,592	38,814	(B)	795,296
Gross profit	200,820	141,676	(38,814)		303,682
Selling, general, and administrative expenses	166,201	119,838	(9,627)	(C)	276,412
Special and restructuring charges (recoveries), net	14,051	(7,628)	—		6,423
Operating income	20,568	29,466	(29,187)		20,847
Interest expense, net	10,777	1,588	32,167	(D)	44,532
Other expense (income), net	3,678	—	—		3,678
Income before income taxes	6,113	27,878	(61,354)		(27,363)
(Benefit from) Provision for income taxes	(5,676)	8,999	(22,088)	(E)	(18,765)
Net income	$11,789	$18,879	$(39,266)		$(8,598)

Basic earnings per share	0.71				(0.43)
Diluted earnings per share	0.70				(0.43)

Weighted-average shares:
Basic	16,674		3,104	(F)	19,778
Diluted	16,849		3,104	(F)	19,778

Notes
(in thousands, except per share data)

(A)	The historical presentation of Fluid Handling was conformed to CIRCOR's presentation in the unaudited pro forma condensed combined statements of operations.

(B)	Reflects the following adjustments to cost of revenue:

Year Ended December 31, 2017
Amortization of intangible assets	$28,923
Depreciation of fixed assets step up	870
Amortization of inventory step up	9,021
$38,814
The intangible amortization in cost of revenue relates to amortization of the Developed Technology and Backlog intangible assets. Amortization expense in these pro forma statements is calculated based on the projected cash flows while depreciation expense is calculated on the straight-line method.
The Company determined the acquired intangible assets and goodwill based on the Company’s preliminary assessment of the fair value of assets acquired and liabilities assumed. The consideration is allocated to Fluid Handling’s fair value of net assets acquired with the excess consideration allocated to goodwill. The table below represents a preliminary allocation of the consideration based on management's preliminary estimates of the acquisition date fair values:

Consideration

Cash	$542,000
Common Stock	143,766
$685,766

Accounts Receivable	$74,520
Inventory	66,603
Prepaid expenses & Other Current Assets	24,207
Property, Plant, & Equipment	115,900
Goodwill	389,313
Intangible Assets	388,000
Other Assets	40,846
Accounts Payable	(55,027)
Accrued Liabilities	(41,350)
Retirement Obligations	(154,500)
Deferred Taxes	(159,593)
Other Non-Current Liabilities	(3,153)
$685,766

The identified intangible assets and their related useful lives are as follows:

Identified Intangible Assets	Amount	Life (Years)
Backlog	$22,000	4
Customer relationships	215,000	22
Trademark/trade name	44,000	Indefinite-life
Developed Technology	107,000	20
	$388,000
(C) Adjustment reflects amortization of the Customer Relationships intangible asset and depreciation of the fixed asset step up. Adjustment also reflects the removal of costs associated with asbestos litigation as Colfax Corporation retained all assets and obligations related to asbestos litigation as well as one-time transaction-related costs.

Year Ended December 31, 2017
Amortization of intangible assets	7,907
Depreciation of fixed asset step up	1,105
Less: Cost associated with asbestos litigation	(8,860)
Less: One time transaction costs	(9,779)
Total	(9,627)
(D) Adjustment reflects the incremental interest expense from the Company’s borrowing of $825,000 under its credit facility (term loan of $785,000 and revolver draw of $40,000) to fund the acquisition and related financing costs as well as to repay indebtedness under its previous credit facility. Borrowings under this facility (term loan and revolver) bear interest at variable rates which reset every 30 days. Borrowings at the time of the acquisition were at 4.96%. A change in interest rates of 1/8% would result in $1,031 of additional interest expense for a twelve-month period.
(E) Adjustment to tax provision to reflect tax impact of the adjustments to the Statements of Operations noted above at an estimated statutory rate of 36%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had CIRCOR and Fluid Handling filed consolidated tax returns during the periods presented, nor do they reflect the impact of the Tax Cuts and Jobs Act of 2017.
(F) Adjustment of 3,104 reflects the pro rata impact of the issuance of 3,283 shares of common stock as part of the acquisition, assumed to have been issued as of January 1, 2017 and outstanding for the entire period, rather than only the period December 11 through December 31, 2017.